Exhibit 1.06
Plan of Merger of Pure Vanilla eXchange, Inc. into NVS Entertainment, Inc.

Certified to be a true and complete copy of the Plan of Merger of Pure Vanilla Exchange, Inc. into NVS Entertainment Inc., adopted by unanimous written consent of the Board of Directors of NVS Entertainment Inc. on April 7, 2006.

/s/ John Cook
John Cook, Secretary

PLAN OF MERGER
OF
PURE VANILLA EXCHANGE, INC. INTO NVS ENTERTAINMENT INC.

The Board of Directors of NVS Entertainment Inc., a Nevada corporation (the “Corporation”), having considered the advisability of merging Pure Vanilla Exchange, Inc., a Nevada corporation and a wholly owned subsidiary of the Corporation, into the Corporation, and it being the opinion of the Board of Directors of the Corporation that the merger is advisable and that it is in the best interest of the Corporation to effect such a merger, and the Board of Directors of the Corporation having adopted, by unanimous written consent, a resolution for the merger of Pure Vanilla Exchange, Inc. into the Corporation, does hereby elect that Pure Vanilla Exchange, Inc. be merged into the Corporation pursuant to Section 92A.180 of the Nevada Revised Statutes in accordance with the following plan of merger:

1. The name of the parent corporation is: NVS Entertainment Inc.

2. The name of the subsidiary corporation is: Pure Vanilla Exchange, Inc.

3. Pure Vanilla Exchange, Inc., a Nevada corporation and a wholly owned subsidiary of the NVS Entertainment Inc, will merge into NVS Entertainment Inc.

4. NVS Entertainment Inc. will be the surviving corporation.

5. NVS Entertainment Inc.’s name will be changed to Pure Vanilla Exchange, Inc. upon the filing of the Articles of Merger with the Secretary of State of the State of the Nevada. Therefore, paragraph (1) of the Articles of Incorporation of NVS Entertainment Inc. will be amended to read in its entirety as follows:

"1. Name of Corporation: Pure Vanilla Exchange, Inc."

6. The President of NVS Entertainment Inc. will execute and file the Articles of Merger with the Secretary of State of the State of the Nevada.

7. The merger will take effect upon the filing of the Articles of Merger with the Secretary of State of the State of the Nevada.